Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated September 22, 2011

$[—] Callable Yield Notes due April 1, 2013 Linked to the Lesser Return of the S&P 500® Index and the iShares® MSCI EAFE Index Fund Global Medium-Term Notes, Series A, No. E-6915

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	September 22, 2011

Issue Date:	September 29, 2011

Final Valuation Date:	March 22, 2013*

Maturity Date:	April 1, 2013**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest Rate:	[9.00]% per annum*** *** The Interest Rate will be set on the Initial Valuation Date and will not be less than 9.00% per annum

Interest Payment Dates:	Quarterly, on each of December 29, 2011, March 29, 2012, June 29, 2012, September 29, 2012, December 29, 2012 and the Maturity Date (subject to the Business Day Convention specified below).

Day Count Convention:	30/360

Tax Allocation of the Quarterly Interest Payments on the Notes:	Deposit Income: [ ]% of the amount of the quarterly interest payment Put Premium: [ ]% of the amount of the quarterly interest payment

Early Redemption at the Option of the Issuer:	The Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price set forth below on any Interest Payment Date, provided the Issuer gives at least five business days’ prior written notice to the trustee. If the Issuer exercises its redemption option, the Interest Payment Date on which the Issuer so exercises the redemption option will be referred to as the “Early Redemption Date”.

Redemption Price:	If the Issuer exercises its redemption option on any Interest Payment Date, you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding such scheduled Interest Payment Date.

Business Day Convention:	Following; Unadjusted

Business Day	New York and London

Payment at Maturity:

If your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions, you will receive (subject to our credit risk), in addition to the final interest payment, a cash payment determined as follows:

•        If the Final Value of the Lesser Performing Reference Asset is greater than or equal to the Barrier Level with respect to such Reference Asset, you will receive $1,000 per $1,000 principal amount Note that you hold.

•        If the Final Value of the Lesser Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

You may lose some or all of the principal amount of your Notes at maturity. If the Final Value of the Lesser Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset, your Notes will be fully exposed to any decline in the level of the Lesser Performing Reference Asset from its Initial Value to its Final Value. If the Final Value of the Lesser Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset, the payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset, and the performance of the Reference Asset that is not the Lesser Performing Reference Asset will not be taken into account for purposes of calculating any payment at maturity under the Notes. Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Reference Assets:

S&P 500® Index (the “Index”) and the iShares® MSCI EAFE Index Fund (the “ETF”)

The Index and the ETF are each referred to in this preliminary pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”.

Closing Value:

With respect to the Index, for any Index Business Day, the closing value of the Index published at the regular weekday close of trading on that Index Business Day as displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the ETF, for Trading Day, the official closing price per share of the ETF on that Trading Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “EFA UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Value of a Reference Asset will be based on the alternate calculation of the Reference Asset as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” or “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”, as applicable, in the accompanying prospectus supplement.

Barrier Level:

With respect to the Index, [—], the Initial Value of the Index multiplied by 50%, rounded to the nearest hundredth.

With respect to the ETF, [—], the Initial Value of the ETF multiplied by 50%, rounded to the nearest hundredth.

Index Business Day:	With respect to the Index, a day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each Index component is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Trading Day:	With respect to the ETF, A day, as determined by the Calculation Agent, on which the primary exchange or market of trading for shares or other interests in the ETF or the shares of any successor fund is scheduled to be open for trading and trading is generally conducted on such market or exchange.

Reference Asset Business Day:	A day that is both an Index Business Day with respect to the Index and a Trading Day with respect to the ETF.

Lesser Performing Reference Asset:	The Reference Asset with the lower Reference Asset Return, as calculated in the manner set forth below.

Reference Asset Return:	With respect to an Index, the performance of such Reference Asset from its Initial Value to its Final Value, calculated as follows: Final Value – Initial Value Initial Value

Initial Value:	With respect to the Index, [—], the Closing Value of the Index on the Initial Valuation Date. With respect to the ETF, [—], the Closing Value of the ETF on the Initial Valuation Date.

Final Value:	With respect to a Reference Asset, the Closing Value of the Reference Asset on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KVY4 and US06738KVY45

*	Subject to postponement in the event of a market disruption event with respect to either Reference Asset, as described, with respect to the Index, under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” and, with respect to the ETF, under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement and “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this preliminary pricing supplement.
**	Subject to postponement in the event of a market disruption event with respect to either Reference Asset and and as described under “Terms of the Notes–-Maturity Date”, “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement and “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this preliminary pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [—]% of the principal amount of the Notes, or $[—] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Payment at Maturity Calculations

The following steps illustrate the hypothetical payment at maturity calculations. The hypothetical payment at maturity calculations set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming that (i) the Initial Value of the Index is 1,166.76, (ii) the Initial Value of the ETF is 48.25, (iii) the Barrier Level with respect to the Index is 583.38 (the Initial Value of the Index multiplied by 50.00%, rounded to the nearest hundredth), (iv) the Barrier Level with respect to the ETF is 24.13 (the Initial Value of the ETF multiplied by 50.00%, rounded to the nearest hundredth), and (v) the Notes are not redeemed prior to maturity pursuant to “Early Redemption at the Option of the Issuer” as described above. The calculations set forth below do not take into account any tax consequences from investing in the Notes.

Step 1: Determine the Reference Asset Return of the Lesser Performing Reference Asset.

To determine the Reference Asset Return of the Lesser Performing Reference Asset, the Calculation Agent will first calculate the Reference Asset Return of the Index and the Reference Asset Return of the ETF and then determine which Reference Asset has the lower Reference Asset Return. The Reference Asset with the lower Reference Asset Return will be the Lesser Performing Reference Asset and its Reference Asset Return will be the Reference Asset Return of the Lesser Performing Reference Asset. The Reference Asset Return of a Reference Asset is calculated by the Calculation Agent equal to the performance of such Reference Asset from its Initial Value to its Final Value, calculated as follows:

Final Value – Initial Value

Initial Value

PPS-2

Step 2: Calculate the Payment at Maturity.

The payment at maturity, in addition to the final interest payment, will depend on whether the Final Value of the Lesser Performing Reference Asset is greater than, equal to or less than the Barrier Level with respect to such Reference Asset. You will receive (subject to our credit risk) a payment at maturity equal to the principal amount of your Notes only if the Final Value of the Lesser Performing Reference Asset is greater than or equal to the Barrier Level with respect to such Reference Asset.

If the Final Value of the Lesser Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset, you will receive (subject to our credit risk) a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of the (i) the principal amount of your Notes, plus (ii) the product of (a) the principal amount of your Notes multiplied by (b) the Reference Asset Return of the Lesser Performing Reference Asset. If the Final Value of the Lesser Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset, the payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset, and the performance of the Reference Asset that is not the Lesser Performing Reference Asset will not be taken into account for purposes of calculating any payment at maturity under the Notes. You may lose some or all of the principal amount of your Notes at maturity. The following table illustrates the hypothetical payments at maturity if the Final Value of the Lesser Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset, assuming a range of performance for the Reference Assets:

Index Final Value	ETF Final Value ($)	Reference Asset Return of the Index	Reference Asset Return of the ETF	Reference Asset Return of The Lesser Performing Reference Asset	Payment at Maturity* (Not including any interest payment)
2391.86	96.50	105.00%	100.00%	100.00%	$1,000.00
2216.84	94.09	90.00%	95.00%	90.00%	$1,000.00
2158.51	86.85	85.00%	80.00%	80.00%	$1,000.00
1983.49	84.44	70.00%	75.00%	70.00%	$1,000.00
1925.15	77.20	65.00%	60.00%	60.00%	$1,000.00
1750.14	74.79	50.00%	55.00%	50.00%	$1,000.00
1691.80	67.55	45.00%	40.00%	40.00%	$1,000.00
1516.79	65.14	30.00%	35.00%	30.00%	$1,000.00
1458.45	57.90	25.00%	20.00%	20.00%	$1,000.00
1283.44	54.04	10.00%	12.00%	10.00%	$1,000.00
1166.76	48.25	0.00%	0.00%	0.00%	$1,000.00
1108.42	53.08	-5.00%	10.00%	-5.00%	$1,000.00
1050.08	45.84	-10.00%	-5.00%	-10.00%	$1,000.00
1190.10	38.60	2.00%	-20.00%	-20.00%	$1,000.00
875.07	41.01	-25.00%	-15.00%	-25.00%	$1,000.00
933.41	33.78	-20.00%	-30.00%	-30.00%	$1,000.00
933.41	28.95	-20.00%	-40.00%	-40.00%	$1,000.00
641.72	24.13	-45.00%	-50.00%	-50.00%	$1,000.00
1633.46	19.30	40.00%	-60.00%	-60.00%	$400.00
350.03	55.49	-70.00%	15.00%	-70.00%	$300.00
291.69	9.65	-75.00%	-80.00%	-80.00%	$200.00
116.68	7.24	-90.00%	-85.00%	-90.00%	$100.00
58.34	0.00	-95.00%	-100.00%	-100.00%	$0.00

*	per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Index increases from an Initial Value of 1,166.76 to a Final Value of 1,283.44 and the ETF increases from an Initial Value of $48.25 to a Final Value of $54.04.

Because the Reference Asset Returns of both Reference Assets are positive, the Reference Asset Return of the Lesser Performing Reference Asset is positive and the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

PPS-3

Example 2: The Index decreases from an Initial Value of 1,166.76 to a Final Value of 1,108.42 and the ETF increases from an Initial Value of $48.25 to a Final Value of $53.08.

Because the Reference Asset Return of the Index is negative and the Reference Asset Return of the ETF is positive, the Index is the Lesser Performing Reference Asset and the Reference Asset Return of the Lesser Performing Reference Asset is equal to -5.00%. Because the Final Value of the Lesser Performing Reference Asset is not less than the Barrier Level with respect to such Reference Asset, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: The Index increases from an Initial Value of 1,166.76 to a Final Value of 1,633.46 and the ETF decreases from an Initial Value of $48.25 to a Final Value of $19.30.

Because the Reference Asset Return of the ETF of -60.00% is less than the Reference Asset Return of the Index of 40.00%, the ETF is the Lesser Performing Reference Asset and the Reference Asset Return of the Lesser Performing Reference Asset is equal to -60.00%. Because the Final Value of the Lesser Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset, regardless of the positive Reference Asset Return of the Index, the investor receives a payment at maturity of $400.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -60.00%] = $400.00

Example 4: The Index decreases from an Initial Value of 1,166.76 to a Final Value of 291.69 and the ETF decreases from an Initial Value of $48.25 to a Final Value of $9.65.

Because the Reference Asset Return of the ETF of -80.00% is lower than the Reference Asset Return of the Index of -75.00%, the ETF is the Lesser Performing Reference Asset and the Reference Asset Return of the Lesser Performing Reference Asset is equal to -80.00%. Because the Final Value of the Lesser Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset, the investor receives a payment at maturity of $200.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -80.00%] = $200.00

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to either Reference Asset. If the Calculation Agent determines that on the Final Valuation Date, a Market Disruption Event occurs or is continuing in respect of either Reference Asset, the Final Valuation Date will be postponed. If such postponement occurs, the Final Values of the Reference Assets shall be determined using the Closing Values of the Reference Assets on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing in respect of either Reference Asset. In no event, however, will the Final Valuation Date be postponed by more than five Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Final Value of the Reference Asset unaffected by such Market Disruption Event using the Closing Value of the Reference Asset on such fifth day, and will make an estimate of the Closing Value of the Reference Asset affected by such Market Disruption Event that would have prevailed on that fifth day in the absence of such Market Disruption Event.

•

For a description of what constitutes a Market Disruption Event with respect to the Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement;

•

For a description of what constitutes a Market Disruption Event with respect to the ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement;

•

For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the prospectus supplement; and

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” of the prospectus supplement.

•

Downside Exposure to the U.S. Equities of the Index and to the ETF—The payment at maturity, if any, is linked to the lesser return of the Index and the ETF. The Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE Index (the “ETF Underlying Index”). For

PPS-4

additional information about the Index, see the information set forth under “Non Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement. For additional information about the ETF, see the information set forth under “Description of the ETF” in this preliminary pricing supplement.

•

Certain U.S. Federal Income Tax Considerations—You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as (i) a put option written by you (the “Put Option”) that permits us to require you to pay to us at maturity the difference between the Deposit (as defined below) (plus any accrued and unpaid interest, acquisition discount, and/or original issue discount on the Deposit) and the Final Value of the Lesser Performing Reference Asset, and (ii) a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Note (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the Notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and put options with respect to the Reference Assets for all U.S. federal income tax purposes. Because the term of the Notes is greater than one year, we intend to treat the Deposits as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Payments of Interest” in the accompanying prospectus supplement.

On the cover page we have determined the yield on the Deposit and the Put Premium with respect to each Note, which are treated as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes might differ.

If the Notes are redeemed before their stated maturity date, you should generally recognize no gain or loss with respect to the Deposits, and you should recognize the total Put Premium received as short-term capital gain at that time.

On December 7, 2007, the IRS released a notice that may affect the taxation of holders of certain notes (which may include the Notes). According to the notice, the IRS and the Treasury Department are actively considering whether a holder of such notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.

It is possible, however, that under such guidance, holders of such notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code (which are discussed further in the prospectus supplement) might be applied to such instruments. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the notice and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

3.8% Medicare Tax On “Net Investment Income”. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include the payments on and any gain realized with respect to the Notes, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting. Holders that are individuals (and, to the extent provided in future regulations, entities) may be subject to certain foreign financial asset reporting obligations with respect to their Notes if the aggregate value of their Notes and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8.

We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this preliminary pricing supplement.

PPS-5

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Indices or the index components of the Indices. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The payment at maturity depends on whether the Final Value of the Lesser Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset. If the Final Value of the Lesser Performing Reference Asset is less than Barrier Level with respect to such Reference Asset, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Value to its Final Value and you may lose some or all of your principal. If the Final Value of the Lesser Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset, the payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset, and the performance of the Index that is not the Lesser Performing Reference Asset will not be taken into account for purposes of calculating any payment at maturity under the Notes.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price, on any Interest Payment Date, provided the Issuer gives at least five business days’ prior written notice to the trustee. If the Issuer exercises its redemption option on any Interest Payment Date, you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding such scheduled Interest Payment Date. This amount may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No more interest will accrue after the relevant Early Redemption Date. The Issuer’s right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold. The Issuer’s election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•

You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, in addition to the final interest payment, you will not receive more than the principal amount of your Notes, even if the Reference Asset Return of the Index, the ETF or both are greater than 0%. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the interest payments paid during the term of the Notes.

•

The Payment at Maturity on the Notes is not Linked to the Level of either Reference Asset Other than the Final Value of the Lesser Performing Reference Asset—Any payment at maturity (other than the final interest payment) due on your Notes will be linked solely to the Reference Asset Return of the Lesser Performing Reference Asset. The payment at maturity, if any, will not reflect the performance of the Reference Asset that is not the Lesser Performing Reference Asset. For example, if the Final Value of the Lesser Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset, even though the Reference Asset that is not the Lesser Performing Reference Asset appreciates from its Initial Value to its Final Value, the calculation of the payment at maturity will not take into account such appreciation and your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Value to its Final Value. Similarly, if both Reference Assets have negative Reference Asset Returns, any payment at maturity will depend solely on whether the Final Value of the Lesser Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset and will not be limited in any way by virtue of the Reference Asset Return of the other Reference Asset being greater than the Reference Asset Return of the Lesser Performing Reference Asset or by virtue of the Final Value of the other Reference Asset not being less than its Barrier Level. Accordingly, your investment in the Notes will result in a return that is less, and may be substantially less, than an investment that is linked to the Index that is not the Lesser Performing Reference Asset.

•

The Payment at Maturity of Your Notes is Not Based on the Level of the Lesser Performing Reference Asset at Any Time Other than the Final Value on the Final Valuation Date—The Final Value of the Lesser Performing Reference Asset will be based solely on the Closing Value of the Lesser Performing Reference Asset on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the price or level, as applicable, of the Lesser Performing Reference Asset fell precipitously on the Final Valuation Date, causing the Closing Value of the Lesser Performing Reference Asset to fall below the Barrier Level with respect to such Reference Asset, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Lesser Performing Reference Asset prior to such drop.

PPS-6

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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No Principal Protection—If the Final Value of the Lesser Performing Reference Asset is less than the Barrier Level, the payment at maturity will be less, and possibly significantly less, than the principal amount of your Notes. If the Final Value of the Lesser Performing Reference Asset is less than the Barrier Level, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Value to its Final Value and you may lose some or all of your principal.

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Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not fully replicate the performance of the ETF Underlying Index, and the ETF may hold securities not included in the ETF Underlying Index. The value of the ETF is subject to:

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

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Derivatives risk. The ETF may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

The ETF May Underperform the ETF Underlying Index—The performance of the ETF may not replicate the performance of, and may underperform, the ETF Underlying Index. Unlike the ETF Underlying Index, the ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the ETF Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, differences in trading hours between the ETF and the ETF Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of ETF and not the ETF Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the ETF Underlying Index.

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Foreign Exchange Rate Risks—Any amount payable at maturity of the Notes is linked to the Final Value of the ETF on the Final Valuation Date (as compared to the Initial Value of the ETF on the Initial Valuation Date) and will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the ETF Underlying Index are denominated, although any currency fluctuations could affect the performance of the stocks comprising the ETF Underlying Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

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Non-U.S. Securities Markets Risks—The stocks included in the ETF Underlying Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the ETF Underlying Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the ETF Underlying Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the ETF Underlying Index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

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Return Limited to the Quarterly Interest Payments—Your return is limited to the quarterly interest payments. You will not participate in any appreciation in the level of the Index or the price of the ETF.

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No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF or of securities comprising the Index would have.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

PPS-7

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Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—We intend to treat each Note as a put option written by you in respect of the Reference Assets and a deposit with us of cash in an amount equal to the principal amount of the Note to secure your potential obligation under the put option. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” above.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any Index Business Day and the price of the ETF on any Trading Day, respectively, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	the market price and dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the ETF

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the ETF can be located by reference to the SEC file number specified below.

The summary information below regarding the company issuing the ETF comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the ETF with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

We have derived all information contained in this preliminary pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the ETF dated December 1, 2010 issued by iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, and Blackrock Fund Advisors (“BFA”). Shares of the ETF are listed and trade on the NYSE Arca Stock Exchange under the ticker symbol “EFA”. The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the ETF Underlying Index.

The ETF generally invests at least 90% of assets in the securities of the ETF Underlying Index and in depositary receipts representing securities in the ETF Underlying Index. The ETF Underlying Index is designed by MSCI, Inc., the index sponsor of the ETF Underlying Index, as an equity benchmark for its international stock performance. The Underlying Index includes stocks from Europe, Australasia and the Far East and, as of September 30, 2010, consisted of the following 22 developed market country indexes: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

PPS-8

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 333-92935 and 811-09729, respectively. Additional information regarding the ETF is available at the iShares® website at http://www.ishares.com. Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

BFA, in which Barclays Bank PLC has an ownership interest, serves as an investment adviser to iShares® ETFs. As investment advisor, BFA provides an investment strategy for iShares® ETFs and manages the investment of the assets of iShares® ETFs. BFA has discretion in a number of circumstances to make judgments and take actions in connection with the implementation of its investment strategy, and any such judgments or actions may adversely affect the value of the ETF, and consequently, the value of the Notes.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes

Historical Information Regarding the Index

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from August 22, 2003 through September 21, 2011. The closing level of the Index on September 21, 2011 was 1,166.76.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the Index on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Historical Information Regarding the ETF

The following graph sets forth the historical performance of the ETF based on the daily closing prices from August 22, 2002 through September 21, 2011. The closing price per share of the ETF on September 21, 2011 was $48.25.

We obtained the historical trading prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the ETF on the Final Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

PPS-9

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Delivery of the Notes will be made against payment for the Notes more than three business days following the Initial Valuation Date for the Notes (that is, the Notes will have a settlement cycle that is longer than “T+3”). For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the Prospectus Supplement.

PPS-10